Exhibit 99.1

12800 Whitewater Drive Minnetonka, Minnesota 55343	Tel 800.918.8270 Fax 952.984.0034

Press Release	www.mosaicco.com

MEDIA CONTACT:	Linda Thrasher, 952.984.0350

INVESTOR CONTACT:	Douglas Hoadley, 952.984.0234

THE MOSAIC COMPANY UPDATES

STATUS OF FORM 10-Q FILING

MINNETONKA, MN, January 14, 2005 – The Mosaic Company (NYSE: MOS) announced that it will file later today a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission delaying the filing of its Form 10-Q report for the fiscal quarter ended November 30, 2004. The Company said that it intends to file its Form 10-Q on January 19, 2005 instead of today’s due date because additional time was needed to complete a review of a technical tax accounting issue in its Brazilian operations and to finalize additional footnote information relating to debt guarantees recently issued by the Company and certain of its subsidiaries.

Based on the analysis performed to date, the Company believes its review will likely result in a modest increase in the first half net income that the Company announced on January 6, 2005 when it reported preliminary results for its fiscal second quarter.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source for phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the results of the review of the technical tax accounting issue in its Brazilian operations, future financial and operating results, the predictability of fertilizer markets and raw material markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments and changes in environmental and other governmental regulation. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

###